Exhibit 99.1

	Contact:	Media Relations Michele Davis 212 761 9621

Morgan Stanley		For Immediate Release

Nobuyuki Hirano Replaces Masaaki Tanaka as MUFG’s Representative Director on the Board of Directors of Morgan Stanley

NEW YORK, October 29, 2015 – Morgan Stanley (NYSE: MS) today announced that Nobuyuki Hirano has been designated by Mitsubishi UFJ Financial Group, Inc. (MUFG) as representative director on the Board of Directors, replacing Masaaki Tanaka who served as representative director since May 2011.

Mr. Hirano is the President and Group Chief Executive Officer of MUFG. He was elected to the Company’s Board and appointed to the Risk Committee of the Board effective November 1, 2015.

James Gorman, Chairman and CEO of Morgan Stanley, said, “I am very pleased that Nobu has rejoined the Board. His experience as CEO of one of the world’s largest banks brings tremendous value to our Board and to Morgan Stanley. And as a former Director and very close partner, he will make immediate contributions as we pursue global business opportunities and continue to strengthen the strategic relationship between our two firms.”

“On behalf of the entire Board of Directors I want to thank Masa for his service and contributions to the Firm,” added Mr. Gorman. “The Board benefited greatly from the insights he brought from his commercial banking expertise and from his service on our Risk Committee.”

James W. Owens, Chair of the Board’s Nominating and Governance Committee, said, “We extend a very warm welcome to Mr. Hirano as he rejoins our Board. We will all benefit from his global perspective and long experience in banking to bring our firms even closer together.”

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in more than 43 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

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